Exhibit 99.1

UNITED STATES LIME & MINERALS, INC. — NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Timothy W. Byrne (972) 991-8400

UNITED STATES LIME & MINERALS REPORTS
2003 FOURTH QUARTER AND FULL-YEAR RESULTS

     Dallas, Texas, January 30, 2004 — United States Lime & Minerals, Inc. (NASDAQ: USLM) today reported fourth quarter and full-year 2003 results. The Company reported net income of $677,000 ($0.12 per share) in the fourth quarter ended December 31, 2003 compared to net income of $5,000 ($0.00 per share) in the fourth quarter 2002. For the year, the Company reported net income of $3,860,000 ($0.67 per share), compared to net income of $636,000 ($0.11 per share) for 2002.

     Fourth quarter 2003 revenues increased by 29.7% to $11,322,000, compared to $8,728,000 in the prior year quarter. For the year ended December 31, 2003, revenues were $45,256,000, an increase of 15.6% compared to $39,162,000 for the same period 2002. The Company’s gross profit was $3,466,000 for the fourth quarter 2003, compared to $1,951,000 for the fourth quarter 2002. For the year, gross profit was $13,062,000, compared to $9,508,000 for 2002. “We are pleased with our overall improved operating results this quarter and year compared to last year,” said Timothy W. Byrne, President and Chief Executive Officer. Mr. Byrne added, “We currently anticipate completion of the second kiln and associated storage facility at our Arkansas plant by the end of the first quarter 2004.”

     United States Lime & Minerals, Inc. is a Nasdaq-listed public company with headquarters in Dallas, Texas, supplying lime and limestone products primarily to the steel, paper, agriculture, environmental protection and construction industries from plants situated in Texas, Arkansas and Colorado.

     Any statements contained in this news release that are not statements of historical fact are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to publicly update or revise any forward-looking statements, and investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from expectations, including without limitation those risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

(Tables Follow)

UNITED STATES LIME & MINERALS, INC.
CONDENSED CONSOLIDATED FINANCIAL DATA
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Year Ended
	December 31,		December 31,

INCOME STATEMENTS	2003	2002	2003	2002

Revenues	$11,322	$8,728	45,256	39,162

Operating profit	2,213	938	8,574	5,539
Interest expense	1,261	1,042	4,577	4,329
Other expenses (income)	(98)	(32)	(807)	539
Income tax expense (benefit)	374	(77)	944	35

Net income	$676	5	3,860	636

Net income per share of common stock:
Basic	$0.12	0.00	0.67	0.11
Diluted	$0.12	0.00	0.67	0.11
Weighted average shares outstanding:
Basic	5,808	5,800	5,803	5,800
Diluted	5,887	5,800	5,826	5,800

	At December 31,

BALANCE SHEETS	2003	2002

Assets:
Current assets	$18,830	10,472
Property, plant and equipment, net	77,128	70,406
Deferred tax asset, net	1,899	2,359
Other assets	1,550	1,282

Total assets	$99,407	84,519

Liabilities and Stockholders’ Equity:
Current liabilities	$8,662	7,958
Debt, excluding current installments	47,886	37,500
Other liabilities	899	755
Stockholders’ equity	41,960	38,306

Total liabilities and stockholders’ equity	$99,407	84,519

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